Exhibit 3.1

CERTIFICATE OF

AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

MRI INTERVENTIONS, INC.

(Pursuant to Section 242 of

the General Corporation

Law of the State of

Delaware)

MRI INTERVENTIONS, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is MRI Interventions, Inc.

SECOND: That the Amended and Restated Certificate of Incorporation of MRI Interventions, Inc. is amended by deleting Section A of Article IV thereof and substituting the following in its place:

A.     Authorized Stock. The total number of shares which the Corporation shall have authority to issue is Two Hundred Twenty Five Million (225,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Twenty Five Million (25,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

THIRD: That this amendment to the Amended and Restated Certificate of Incorporation of MRI Interventions, Inc. has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, MRI Interventions, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer on this 4th day of June, 2015.

MRI INTERVENTIONS, INC.

By:	/s/ Francis P. Grillo
Francis P. Grillo
Chief Executive Officer